Nelnet Reports Third Quarter 2022 Results
LINCOLN, Neb., November 7, 2022 - Nelnet (NYSE: NNI) today reported GAAP net income of $104.8 million, or $2.80 per share, for the third quarter of 2022, compared with GAAP net income of $53.1 million, or $1.38 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $64.5 million, or $1.73 per share, for the third quarter of 2022, compared with $47.6 million, or $1.23 per share, for the same period in 2021.
“During the third quarter, each of our core businesses performed at a high level and delivered strong results,” said Jeff Noordhoek, chief executive officer of Nelnet. “Across Nelnet, our purpose is to serve. While there is a lot of activity and attention on government-owned student loans, our priority is to implement the guidance issued by the Department of Education to the best of our ability and provide our federal student loan customers with exceptional service throughout their loan experience, including debt relief and resumption of payments.”
Nelnet currently operates four primary business segments, earning interest income on loans in its Asset Generation and Management (AGM) and Nelnet Bank segments, and fee-based revenue in its Loan Servicing and Systems and Education Technology, Services, and Payment Processing segments.
Asset Generation and Management
The AGM operating segment reported net interest income of $62.9 million during the third quarter of 2022, compared with $83.1 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company recognized income from derivative settlements of $10.3 million during the third quarter of 2022, compared with an expense of $5.9 million for the same period in 2021. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income net of derivative settlements decreased to $73.2 million in the third quarter of 2022, compared with $77.2 million for the same period in 2021, due to the expected decrease in the average balance of loans outstanding from $19.1 billion to $15.5 billion, respectively. This decrease was partially offset by an increase in core loan spread.
Core loan spread2, which includes the impact of derivative settlements, increased to 1.58 percent for the quarter ended September 30, 2022, compared with 1.42 percent for the same period in 2021. Core loan spread was positively impacted for the three months ended September 30, 2022 by an increase in interest rates during the quarter. In an increasing interest rate environment, student loan spread increases in the short term because of the timing of interest rate resets on the company's assets occurring daily in contrast to the timing of the interest rate resets on the company's debt that occurs either monthly or quarterly.
AGM recognized a provision for loan losses in the third quarter of 2022 of $9.2 million ($7.0 million after tax), compared with $5.9 million ($4.5 million after tax) in the third quarter of 2021. In addition, in the third quarter of 2022, AGM recognized $53.0 million ($40.3 million after tax) in income related to changes in the fair value of derivative instruments that do not qualify for hedge accounting, compared with income of $7.3 million ($5.5 million after tax) for the same period in 2021.
Net income after tax for the AGM segment was $85.0 million for the three months ended September 30, 2022, compared with $45.7 million for the same period in 2021.
Nelnet Bank
As of September 30, 2022, Nelnet Bank had a $429.5 million loan portfolio, consisting of $356.6 million of private education loans and $72.9 million of Federal Family Education Loan (FFEL) Program loans, and had $751.4 million of deposits. Nelnet Bank's net income after tax for the quarter ended September 30, 2022 was $0.8 million, as compared to $0.6 million for the same period in 2021.
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment increased to $134.2 million for the third quarter of 2022, compared with $112.4 million for the same period in 2021, due primarily to an increase in the number of borrowers serviced under the company's contracts with the Department of Education (Department).
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Core loan spread and the related net interest income net of derivative settlements are non-GAAP measures. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

As of September 30, 2022, the company was servicing $590.4 billion in government-owned, FFEL Program, private education, and consumer loans for 17.5 million borrowers, as compared to $513.5 billion in servicing volume for 15.8 million borrowers as of September 30, 2021.
The Loan Servicing and Systems segment reported net income after tax of $16.7 million for the three months ended September 30, 2022, compared with a net loss of $2.3 million for the same period in 2021. During the third quarter of 2021, the company recognized a $13.2 million ($10.1 million after tax) non-cash impairment charge on certain segment-owned buildings as employees continued to work remotely.
Education Technology, Services, and Payment Processing
For the third quarter of 2022, revenue from the Education Technology, Services, and Payment Processing operating segment was $106.9 million, an increase from $85.3 million for the same period in 2021. Revenue less direct costs to provide services for the third quarter of 2022 was $64.2 million, as compared to $54.0 million for the same period in 2021.
Net income after tax for the Education Technology, Services, and Payment Processing segment was $14.1 million for the three months ended September 30, 2022, compared with $10.6 million for the same period in 2021. Included in net income for the three months ended September 30, 2022 and 2021 was $3.7 million and $0.3 million of interest income, respectively. The company earns interest income on tuition funds held in custody for schools. The increase in interest income was due to an increase in interest rates in 2022 as compared to 2021.
Share Repurchases
During the nine months ended September 30, 2022, the company repurchased a total of 1,108,170 Class A common shares for $93.2 million ($84.12 per share), including 169,860 shares repurchased during the third quarter of 2022 for $14.3 million ($84.14 per share).
Board of Directors Declares Fourth Quarter Dividend
The Nelnet Board of Directors declared a fourth quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.26 per share. The dividend will be paid on December 15, 2022, to shareholders of record at the close of business on December 1, 2022.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks and uncertainties related to the duration, ultimate severity, and continuing impacts of the COVID-19 pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on various activities intended to combat the pandemic, and volatility in market conditions resulting from the pandemic; risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and any future servicing contracts with the Department, which current contracts accounted for 29 percent of the company's revenue in 2021; risks to the company related to the Biden-Harris Administration's student debt relief plan announced on August 24, 2022 that may significantly decrease the number of borrowers serviced and revenue earned by the company under such contracts; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the pending and uncertain nature of the Department's procurement process, risks that the company may not be successful in obtaining any of such potential new contracts, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of loans; risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; uncertainties regarding the expected benefits from purchased FFEL Program, private education, and consumer loans, or investment interests therein, and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the interest rate environment, such as risks from the recent increases in interest rates resulting from inflationary pressures and the transition from LIBOR to an alternative reference rate, and changes in the securitization and other financing markets for loans; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as changes resulting from the CARES Act and the expected decline over time in FFEL Program loan interest income due to the discontinuation of new FFEL Program loan originations in 2010, and government initiatives or proposals to consolidate FFEL Program loans to Federal Direct Loan Program loans, otherwise encourage or allow FFEL Program loans to be refinanced with Federal Direct Loan Program loans, and/or create additional loan forgiveness or broad debt cancellation programs; risks and uncertainties of the expected benefits from the November 2020 launch of Nelnet Bank operations, including the ability to successfully conduct banking operations and achieve expected market penetration; risks and uncertainties related to other initiatives to pursue additional strategic investments (and anticipated income therefrom), acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks from changes in economic conditions and consumer behavior; and cybersecurity risks, including disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the third quarter ended September 30, 2022. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Interest income:
Loan interest	$176,244	134,706	124,096	422,327	370,219
Investment interest	26,889	16,881	12,558	57,589	29,122
Total interest income	203,133	151,587	136,654	479,916	399,341
Interest expense on bonds and notes payable and bank deposits	126,625	73,642	50,176	248,347	127,939
Net interest income	76,508	77,945	86,478	231,569	271,402
Less provision (negative provision) for loan losses	9,665	9,409	5,827	18,640	(10,847)
Net interest income after provision for loan losses	66,843	68,536	80,651	212,929	282,249
Other income/expense:
Loan servicing and systems revenue	134,197	124,873	112,351	395,438	335,961
Education technology, services, and payment processing revenue	106,894	91,031	85,324	310,211	257,284
Solar construction revenue	9,358	—	—	9,358	—
Other	2,225	12,647	11,867	24,750	30,183
Gain on sale of loans	2,627	—	3,444	5,616	18,715
Impairment expense and provision for beneficial interests, net	121	(6,284)	(14,159)	(6,163)	(12,223)
Derivative market value adjustments and derivative settlements, net	63,262	45,024	1,351	251,210	28,868
Total other income/expense	318,684	267,291	200,178	990,420	658,788
Cost of services:
Cost to provide education technology, services, and payment processing services	42,676	30,852	31,335	109,073	80,063
Cost to provide solar construction services	5,968	—	—	5,968	—
Total cost of services	48,644	30,852	31,335	115,041	80,063
Operating expenses:
Salaries and benefits	147,198	141,398	128,592	438,010	363,351
Depreciation and amortization	18,772	18,250	15,710	53,978	56,129
Other expenses	43,858	36,940	38,324	120,297	107,611
Total operating expenses	209,828	196,588	182,626	612,285	527,091
Income before income taxes	127,055	108,387	66,868	476,023	333,883
Income tax expense	(26,586)	(25,483)	(15,649)	(107,765)	(76,747)
Net income	100,469	82,904	51,219	368,258	257,136
Net loss attributable to noncontrolling interests	4,329	2,225	1,919	8,315	3,467
Net income attributable to Nelnet, Inc.	$104,798	85,129	53,138	376,573	260,603
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$2.80	2.26	1.38	9.99	6.74
Weighted average common shares outstanding - basic and diluted	37,380,493	37,710,214	38,595,721	37,708,425	38,646,892

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2022	December 31, 2021	September 30, 2021
Assets:
Loans and accrued interest receivable, net	$15,876,251	18,335,197	19,304,203
Cash, cash equivalents, and investments	2,126,712	1,714,482	1,566,849
Restricted cash	980,131	1,068,626	1,059,142
Goodwill and intangible assets, net	242,401	194,121	197,268
Other assets	338,038	365,615	275,277
Total assets	$19,563,533	21,678,041	22,402,739
Liabilities:
Bonds and notes payable	$15,042,595	17,631,089	18,610,748
Bank deposits	580,825	344,315	200,651
Other liabilities	773,754	749,799	734,377
Total liabilities	16,397,174	18,725,203	19,545,776
Equity:
Total Nelnet, Inc. shareholders' equity	3,180,614	2,951,206	2,859,254
Noncontrolling interests	(14,255)	1,632	(2,291)
Total equity	3,166,359	2,952,838	2,856,963
Total liabilities and equity	$19,563,533	21,678,041	22,402,739
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended September 30,
	2022	2021
GAAP net income attributable to Nelnet, Inc.	$104,798	53,138
Realized and unrealized derivative market value adjustments (a)	(52,991)	(7,260)
Tax effect (b)	12,718	1,742
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$64,525	47,620

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$2.80	1.38
Realized and unrealized derivative market value adjustments (a)	(1.42)	(0.19)
Tax effect (b)	0.35	0.04
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$1.73	1.23

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread
The following table analyzes the loan spread on AGM’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended September 30,
	2022	2021
Variable loan yield, gross	5.05%	2.61%
Consolidation rebate fees	(0.84)	(0.85)
Discount accretion, net of premium and deferred origination costs amortization	0.02	0.03
Variable loan yield, net	4.23	1.79
Loan cost of funds - interest expense (a)	(3.11)	(0.99)
Loan cost of funds - derivative settlements (b) (c)	(0.03)	(0.02)
Variable loan spread	1.09	0.78
Fixed rate floor income, gross	0.19	0.75
Fixed rate floor income - derivative settlements (b) (d)	0.30	(0.11)
Fixed rate floor income, net of settlements on derivatives	0.49	0.64
Core loan spread	1.58%	1.42%

Average balance of AGM's loans	$15,466,505	19,084,320
Average balance of AGM's debt outstanding	15,060,823	18,863,730
(a)    In the third quarter of 2021, the Company redeemed certain asset-backed debt securities prior to their legal maturity, resulting in the recognition of $1.5 million in interest expense from the write-off of all remaining debt issuance costs related to the initial issuance of such bonds. This expense was excluded from the table above.
(b)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended September 30,
	2022	2021
Core loan spread	1.58%	1.42%
Derivative settlements (1:3 basis swaps)	0.03	0.02
Derivative settlements (fixed rate floor income)	(0.30)	0.11
Loan spread	1.31%	1.55%
(c)    Derivative settlements consist of net settlements received (paid) related to the company’s 1:3 basis swaps.
(d)    Derivative settlements consist of net settlements received (paid) related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the AGM segment statements of income.

	Three months ended September 30,
	2022	2021
Variable interest income, gross	$196,910	126,270
Consolidation rebate fees	(32,612)	(40,340)
Discount accretion, net of premium and deferred origination costs amortization	737	1,230
Variable interest income, net	165,035	87,160
Interest on bonds and notes payable	(118,135)	(48,549)
Derivative settlements (basis swaps), net (a)	(1,085)	(700)
Variable loan interest margin, net of settlements on derivatives (a)	45,815	37,911
Fixed rate floor income, gross	7,585	35,850
Derivative settlements (interest rate swaps), net (a)	11,356	(5,209)
Fixed rate floor income, net of settlements on derivatives (a)	18,941	30,641
Core loan interest income (a)	64,756	68,552
Investment interest	10,312	8,771
Intercompany interest	(1,874)	(113)
Net interest income (net of settlements on derivatives) (a)	$73,194	77,210
(a)    Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures. For an explanation of GAAP accounting for derivative settlements and the reasons why the company reports these non-GAAP measures, see footnote (b) to the table immediately under the caption "Core loan spread" above.
A reconciliation of net interest income (net of settlements on derivatives) to net interest income for the company's AGM segment follows.

	Three months ended September 30,
	2022	2021
Net interest income (net of settlements on derivatives)	$73,194	77,210
Derivative settlements (1:3 basis swaps)	1,085	700
Derivative settlements (fixed rate floor income)	(11,356)	5,209
Net interest income	$62,923	83,119